Filed Pursuant To Rule 433

Registration No 333-286293

September 19, 2025

Grayscale Registered Representatives likes on LinkedIn post: https://lnkd.in/p/em2vf_p4

David Lavalle President, CoinDesk Indices & Data Congratulations Grayscale Investments for the listing of Grayscale CoinDesk Crypto 5 ETF (Ticker: GDLC) on NYSE. GDLC is the first multi-asset crypto ETP in the United States, offering exposure to the five largest and most liquid crypto assets. CoinDesk is thrilled to be the trusted index provider for GDLC< as we4ll as 45 other Grayscale Funds and ETPs. Grayscale CoinDesk Crypto 5 ETF (Ticker: GDLC) Begins Trading on NYSE Arca https://www.globenewswire.com/news-release/2025/09/19/3153116/0/en/Grayscale-CoinDesk-Crypto-5-ETF-Ticker-GDLC-Begins-Trading-on-NYSE-Arca.html

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.